EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of AcuNetx, Inc. (“AcuNetx”), and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Each of the undersigned further agrees to act in concert with the common purpose of assessing whether the management and board of directors of AcuNetx are currently acting in the best interests of its shareholders and to potentially develop and recommend various courses of action for consideration by AcuNetx’s management and board of directors that the Reporting Persons believe will maximize shareholder values.

/s/ Steven Butler	March 15, 2012
Steven Butler

/s/ Mel Shadowens	March 15, 2012
Mel Shadowens

/s/ Scott Auerbach	March 15, 2012
Scott Auerbach

/s/ Robert Zepfel	March 15, 2012
Robert Zepfel

/s/ Emery Welk	March 15, 2012
Emery Welk